UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2012 (August 8, 2012)

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

The ServiceMaster Company (the “Company”) announced on August 8, 2012 the pricing of the offering (the “Offering”) of $1.0 billion in principal amount of 6.125% senior unsecured notes due 2020 (the “Notes”) in transactions that are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Company intends to use the proceeds of the Offering to repay indebtedness and for general corporate purposes, as described below.

Prior to the closing of the Offering, the Company intends to solicit consents of the lenders under its $2.5 billion senior secured term loan facility (the ‘‘Term Loan Facility’’) to amend the credit agreement governing such facility (the “Term Loan Facility Amendment”) primarily to extend to January 31, 2017 the maturity date of borrowings under such facility in an amount that the Company currently anticipates to be approximately $1.0 billion (after giving effect to the anticipated repayment of term loan borrowings with the proceeds from the sale of the Notes).  The Term Loan Facility currently matures in July 2014.  The Company expects that the interest rate margins applicable to extended term loans will be higher than those applicable to non-extended term loans.  The Company anticipates seeking certain other amendments to the credit agreement governing the Term Loan Facility.  If the requisite consents for the Term Loan Facility Amendment are received and lenders holding a sufficient principal amount of the loans under the Term Loan Facility, as the Company determines in its discretion, agree to extend their loans, the Term Loan Facility Amendment will become effective concurrently with the closing of the Offering.  The Company can provide no assurance that the requisite consents will be received, nor as to the ultimate terms of the Term Loan Facility Amendment.  In conjunction with the Term Loan Facility Amendment, and assuming the Company receives the requisite consents thereto and lenders holding a sufficient principal amount of loans agree to extend their loans, the Company currently intends to use (i) $500 million of the proceeds from the Offering to repay an equal amount of the borrowings outstanding under the Term Loan Facility, plus accrued interest, (ii) $406.6 million of the proceeds to redeem the outstanding $396 million in aggregate principal amount of 10.75% senior notes due 2015 (the ‘‘2015 Notes’’) at 102.6875% of the principal amount thereof, plus accrued interest, and (iii) the remaining proceeds for general corporate purposes, which may include the repayment of other indebtedness.  The Company cannot provide any assurance as to the amount, if any, of Term Loan Facility borrowings that it may repay.  If, however, the requisite consents for the Term Loan Facility Amendment are not received or lenders holding a sufficient principal amount of loans do not agree to extend their loans, the Company currently intends to use proceeds from the Offering for general corporate purposes, which may include the repayment of indebtedness.  The Offering and sale of the Notes is not contingent on the effectiveness of the Term Loan Facility Amendment.

This report does not constitute an offer to sell or a solicitation of an offer to buy the Notes.  The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2012	THE SERVICEMASTER COMPANY

	By:	/s/ Roger A. Cregg
Roger A. Cregg
Senior Vice President and Chief Financial Officer